Exhibit 10.3

SEVERANCE PROTECTION AGREEMENT, effective as of May 13, 2011 (“Effective Date”), by and between ENTEGRIS, INC., a Delaware corporation (the “Company”), and BERTRAND LOY (“Executive”).

RECITALS

1. The Executive is currently employed by the Company as its Chief Operating Officer.

2. In order to induce the Executive to remain in the employ of the Company for the term of this Severance Protection Agreement and to allay the Executive’s concerns as to financial security in the event that Executive’s employment were terminated by the Company, the Company and Executive have entered into this Severance Protection Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the above specified recitals and their mutual promises, the Company and Executive agree as follows:

1. Definitions.

1.1. “Cause” means: (i) Executive’s conviction of a felony involving a personal act of willful and intentional misconduct or the entry by Executive of a plea of nolo contendere in connection with such an alleged felony; (ii) the repeated and continual failure of Executive to fulfill the basic duties of his position with the Company or Executive’s obligations under this Agreement; (iii) Executive’s gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with his employment with the Company; or (iv) willful failure by Executive to follow any lawful directives established for Executive by the senior management of the Company. Notwithstanding the foregoing, the deficiencies referred to in clauses (ii), (iii), and (iv) shall constitute Cause only if such deficiency remains uncured or continues or recurs after ten (10) days notice from the Company specifying in reasonable detail the nature of such deficiency, if such deficiency is capable of cure.

1.2. “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

1.3. “Good Reason” means: (i) failure of the Company to continue the Executive in the position of Chief Operating Officer or another senior executive position of similar responsibilities and prestige; (ii) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, (iii) diminution by the Company, without the Executive’s consent, of: [A] the Executive’s base salary, [B] the Entegris Incentive Plan variable compensation target incentive percentage, or [C] the Fair Value Transfer (“FVT”) of the Executive’s equity compensation below 100% of median level for chief operating officers, as determined by the compensation consultant retained by the Management Development & Compensation Committee of the Company’s Board of Directors (“MDCC”), but excluding any reduction in clauses [A] through [C] as a result of: (x) a restructuring by management of benefits for employees of the Company as a whole that affects Executive in a manner comparable to other senior executives of the Company or (y) a change in equity FVT level as a result of the MDCC exercising its discretion and reducing equity compensation levels that affects Executive in a manner comparable to other senior executives of the Company; or (iv) the Company’s requirement that the Executive relocate his office more than thirty-five (35) miles from the Executive’s current office location, without the Executive’s consent. Notwithstanding the foregoing, a termination of employment shall not constitute a termination for Good Reason unless (A) Executive gives notice to the Company of the deficiency within ninety (90) days of its first occurrence; (B) the deficiency remains uncured after thirty (30) days from the giving of such notice; and (C) Executive terminates his employment within thirty (30) days of the end of such thirty (30)-day cure period.

1.4. “Change in Control” shall have the same meaning as the term “Change of Control” as defined in Section 1.04(a) through (d) of that certain Executive Change of Control Termination Agreement, dated August 10, 2005, between the Company and Executive (the “2005 Agreement”); Change in Control shall exclude the transaction referred to in clause (e) of Section 1.04 of the 2005 Agreement.

1.5. “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

2. Agreement of the Executive. The Executive hereby agrees to continue in the employ of the Company for the term of this Agreement; provided, however, that the Executive shall be entitled to resign from the Company for Good Reason. Executive further agrees that payment of any benefits under this Agreement shall be subject to and expressly conditioned upon Executive executing a release for and on behalf, of his heirs, executors, administrators, successors, assigns, and anyone claiming through Executive in favor of the Company releasing and waiving any and all claims related to pay, vacation pay, insurance or welfare benefits or any other rights relating to employment with the Company (a “Release”).

3. Termination of Employment by the Company. For the term of this Agreement, if the Company terminates Executive’s employment for any reason other than Cause (and other than as a result of death or disability) or if Executive resigns from the Company for Good Reason, then, in such event: (i) the Company will pay Executive an aggregate severance benefit in an amount equal to two times Executive’s base salary as in effect immediately prior to any such termination or resignation; such severance benefit shall be paid in the form of salary continuation for the period commencing on the date of such termination or resignation and ending on the second anniversary of the date of any such termination or resignation (the “Severance Pay Period”) and, for purposes of Section 409A of the Code, each installment of such salary continuation shall be treated as a separate payment; (ii) the Company will continue healthcare benefits for Executive and his immediate family for the entire of the Severance Pay Period; and (iii) the restrictions with respect to all outstanding restricted stock unit (RSU) awards made to Executive shall lapse and all outstanding unvested stock options shall vest as of the date of such termination or resignation.

4. Term. The initial term of this Agreement shall be for a period of two years following the Effective Date and shall be automatically extended for one additional year on the second anniversary of the Effective Date and on each anniversary thereafter.

5. Confidentiality. During the Severance Period and thereafter, Executive shall hold all confidential information of the Company in his possession in strict confidence and shall not disclose it to any third party. This non-disclosure obligation shall not apply to information which is in the public domain or subsequently comes into the public domain through no fault of the Executive.

6. Withholding. All payments to be made or benefits to be provided to Executive in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. If any taxes are required to be withheld prior to payment, the Company may reduce other compensation payable to Executive or reduce the amount of future payments hereunder.

7. Change in Control. The Company agrees that if a Change in Control of the Company occurs while Executive is employed by the Company, then the Executive shall be entitled to the benefits provided to Executive by the 2005 Agreement in lieu of the benefits provided by this Agreement; provided, that if such Change in Control is not also a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, the portion of any severance payable under the 2005 Agreement that does not exceed the severance that would otherwise have been payable under Section 3(i) of this Agreement, to the extent constituting nonqualified deferred compensation subject to Section 409A of the Code, shall be paid as salary continuation in accordance with the provisions of this Agreement. The Company shall require any successor corporation or other business entity by agreement to expressly assume and agree to perform this Agreement, or any remaining portion thereof, in its entirety.

8. Restricted Activities. Executive acknowledges that during employment with the Company Executive has had access to Confidential Information which, if disclosed, would assist in competition against the Company and agrees that the following restrictions on Executive’s activities are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(a)

Executive agrees that, during the Severance Pay Period Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company within the United States or in any other country in which the Company is doing business. Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during Executive’s employment with the Company, unless the Company agrees, in advance and in writing, signed by the Chief Executive Officer of the Company, to the Executive working or providing services for a specified Person. The Company will so agree provided that it determines, in its sole discretion, that the acceptance of a position with such Person by Executive or the provision of such work or services will not result in the use or disclosure of Confidential Information. Executive agrees that the Company’s consent shall be acquired prior to accepting any such position or commencing any business activity which could be inconsistent with Executive’s obligations under this Agreement. Executive agrees to provide the Company with all information that it may reasonably request in order to make a determination as contemplated hereunder.

(b)	Executive agrees that during the Severance Pay Period, Executive will not, directly or indirectly, (i) hire any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its/his/her relationship with the Company.

(c)	Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive and the Company further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9. Retirement, etc. If Executive ceases to be an employee due to retirement at age 50 with 10 years of continuous service, Executive will be entitled to immediate vesting of all outstanding unvested RSUs and stock option awards granted to Executive after the Effective Date. In the event that future RSU awards include a performance based vesting feature, vesting will continue based on achievement of the performance metrics after the Executive ceases to be an employee due to retirement. Executive acknowledges that the protections of this Section 9 may result for tax purposes in the lapse of a “substantial risk of forfeiture” with respect to any outstanding and unvested RSU awards at the time of Executive’s attainment of retirement eligibility (rather than upon any later actual retirement or scheduled vesting) and that, accordingly, Executive may owe FICA tax with respect to such awards prior to actual delivery of the shares. Any RSU award granted to Executive after the date hereof shall contain terms consistent with this Agreement, including this Section 9. For purposes of this section, all options that either have vested prior to retirement or that vest upon retirement will be eligible for exercise for the lesser of four (4) years or the expiration date of the options.

10. Section 409A. References herein to Executive’s termination of employment or similar or correlative terms shall mean and be limited to a “separation from service” as defined in Section 409A and the regulations thereunder. If at the time of a separation from service Executive is a “specified employee” as defined in Section 409A and the regulations thereunder, (i) any payment under Section 3 hereof that constitutes nonqualified deferred compensation subject to Section 409A and that would otherwise have been paid within the six (6)-month period following separation from service shall instead be accumulated and paid on the date that follows the separation from service by six (6) months and one day, and (ii) any shares deliverable under an RSU award made after the date hereof that constitutes deferred compensation subject to Section 409A of the Code and that would be delivered (without regard to this Section 10) upon Executive’s separation from service shall instead be delivered on the date that follows the separation from service by six (6) months and one day. The provisions of this Agreement shall be construed and administered to comply with, or comply with the requirements for exemption from, Section 409A of the Code, but neither the Company nor any other Person shall be liable to Executive for any failure so to comply.

11. Miscellaneous. This Agreement may be amended only by a written instrument signed by the Company and Executive. Except with respect to any other agreement between the Company and Executive that is specifically referenced herein and intended to continue beyond the execution of this Agreement, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of Executive) and assigns. In the event that: (i) Executive breaches any of the covenants contained in Section 2 above, the Company’s remedy shall be limited to forfeiture by Executive of the severance benefits provided in this Agreement; or (ii) Executive breaches any of the covenants contained in Section 5 or Section 8 above, the damage to the Company would be irreparable; Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those covenants, without having to post bond. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Severance Protection Agreement effective as of the day first written above.

ENTEGRIS, INC.		EXECUTIVE

By:	/s/ GIDEON ARGOV .	/s/ BERTRAND LOY .
Name:	Gideon Argov	Printed Name: Bertrand Loy
Title:	President & CEO

July 22, 2011 ..		July 26, 2011 .
Execution Date		Execution Date

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